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                                                                    Exhibit 99.1

[LOGO OF ANTARES PHARMA, INC.]

Contact Information

Dr. Roger Harrison      CEO                                     (610) 458-6200
Lawrence M. Christian   Vice President - Finance / CFO          (610) 458-6200
Robert Bauer            Investor Relations, Bluefire Partners   (612) 344-1016


               MAJORITY SHAREHOLDER CONVERTS SHORT-TERM LOAN INTO
                          COMMON STOCK AT MARKET PRICE

Exton, Pennsylvania -- June 25, 2002 -- Antares Pharma, Inc. (Nasdaq: ANTR) today announced that its major shareholder, Dr. Jacques Gonella, has converted the $2 million term note from the Company into Antares Pharma common stock at the market price as of June 10, 2002. The Company's Board of Directors approved this transaction at its June 20, 2002, meeting.

     Dr. Gonella stated, "I am pleased with the continuing development of this young company. I speak on behalf of the Board in saying that Antares Pharma, led by its able management team, has made enormous strides in establishing business relationships and in sharing its vision with stakeholders. My confidence in the future is reflected in my decision to convert my $2 million term note into stock."

     Dr. Roger G. Harrison, CEO and President of Antares Pharma, added, "We appreciate Dr. Gonella's continued confidence in Antares Pharma. We look forward to continue building on the momentum we have established in 2002 and delivering on our plan for the year."

About Antares Pharma
Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems for the delivery of insulin and growth hormone in more than 20 countries and an estradiol transdermal patch for hormone replacement therapy. In addition, Antares Pharma has five products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with production and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could case actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma's web site at www.antarespharma.com.
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                                 Exhibit 99.1-1